CSFB Alternative Capital Event Driven Fund, LLC

Exhibit to Question 77D(c) on Form N-SAR

At a Board Meeting on June 23, 2005, the Board of Managers adopted the following resolutions:

WHEREAS,	the current investment strategy of each of the
CSFB Alternative Capital Event Driven Fund,
LLC, the CSFB Alternative Capital Event Driven
Institutional Fund, LLC and the CSFB
Alternative Capital Event Driven Master Fund,
LLC (together, the "Event Driven Funds") is to invest substantially all of its assets in hedge funds that pursue event driven strategies; and

WHEREAS, 	it has been proposed that the current
investment strategy of the Event Driven Funds be revised such that each of the Funds could invest substantially all of its assets in both emerging markets hedge funds and event driven hedge funds that pursue event driven strategies globally, while limiting their investment in emerging markets hedge funds to 35% of the Event Driven Funds assets; NOW THEREFORE BE IT

RESOLVED,	that the investment strategies of the Event
Driven Funds be, and they hereby are, revised as proposed; and it is

FURTHER
RESOLVED,	that the Officers of the Event Driven Funds are
hereby authorized and directed to amend any regulatory filings or perform such other actions as necessary to implement such investment strategy revision.